Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS FIRST QUARTER RESULTS

Updates Guidance for Balance of Fiscal Year

Troy, Michigan – August 23, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its first quarter of fiscal year 2006, which ended July 30, 2005.

Revenues for the first quarter of this year were $240.4 million, compared to $232.1 million for the first quarter of last year. For the quarter, the Company reported a net loss of $3.6 million or $.17 per diluted share, compared to net income of $0.9 million or $.04 per diluted share for the first quarter of last year.

The net loss during the first quarter resulted from a lower gross profit margin and higher selling, general and administrative (SG&A) expenses. Included in the net loss during the first quarter were the following unfavorable variances, when compared to the first quarter of last year:

Gross Profit Margin	-	$1.1 million was the result of one-time customer returns of high gross profit margin product.
	-	$0.8 million was the result of higher vendor product return charges.
	-	Also contributing to the Company’s lower gross profit margin was a greater proportion of non-serviced revenues, which earn a lower gross profit margin than the Company’s consolidated gross margin.
SG&A Expense	-	$1.5 million was the result of higher programming and amortization expense associated with the Company’s new computer system.
	-	$0.9 million was the result of higher stock-based compensation expense.
	-	The remaining unfavorable variance of $2.2 million was primarily due to higher labor and operating expenses, partially driven by an increase in units handled this year.

Stephen Strome, Chairman and CEO of Handleman Company commented, “Despite an increase in revenues, our first quarter results were disappointing. As we have previously communicated and noted earlier in this release, our gross profit margin continues to be below the prior year’s. However, we are pleased to announce that we have been awarded the category management and distribution of Latin music in all Circuit City stores throughout the United States. In addition, we have made system and process improvements that will enable us to further grow our revenues, and we are focused on several initiatives to lower our expenses.”

As noted, revenues for the first quarter of this fiscal year were $240.4 million, up 4% from $232.1 million for the same period of last year. Higher revenues this year were attributable to increased revenues within the Company’s United Kingdom (UK) and Canadian operations. Revenues within the Company’s U.S. operation were down slightly in the first quarter of this year, primarily due to higher customer product returns late in the quarter. These returns were driven by a decrease in customer authorized store inventory levels.

The Company’s gross profit margin, as a percentage of revenues, was 16.9% for the first quarter of this year, compared to 18.6% for the first quarter of last year. SG&A expenses for the first quarter of this year were $47.4 million or 19.7% of revenues, compared to $42.8 million or 18.4% of revenues for the same quarter of last year.

During the first quarter of this fiscal year, the Company repurchased 290,000 shares of its common stock at an average price of $17.00 per share. This brings the total number of shares repurchased under the Company’s current 15% share repurchase authorization to 685,900 shares, leaving 2.5 million shares remaining under the authorization. As of July 30, 2005, the Company had 21,326,200 shares outstanding. The Company expects to continue repurchasing its shares under this authorization when its window for share repurchases re-opens.

Guidance for the Balance of Fiscal Year 2006

The calendar year-end holiday season is the period in which the Company’s sales and earnings have historically been its highest, and the Company expects this increase to occur again this year. However, holiday music sales, including the strength of new music releases during this period, are difficult to predict. The Company’s updated guidance is based on music industry sales and new music releases during this period being comparable to last year’s.

Revenues for the balance of the Company’s fiscal year 2006 are expected to grow in the low to mid-single digits over the same period of last year, as the Company’s customers continue to gain market share within the music industry. The Company anticipates that its gross profit margin, as a percent of revenues, will continue to be below the comparable period of the prior year. The lower gross profit margin percent is expected to be somewhat offset by lower SG&A expenses as a percent of revenues, as the Company continues to take steps to reduce costs. The Company also expects to continue to repurchase shares of its common stock under the February 2005 Board authorization, thus reducing its shares outstanding. As a result, the Company expects its net income for the remaining three quarters of fiscal year 2006 to decline in the mid-single digits as a percent to the final three quarters of fiscal year 2005. However, as a result of fewer shares outstanding, the Company expects its fully diluted earnings per share for the remaining three quarters of fiscal year 2006 to be in-line with or slightly ahead of its fully diluted earnings per share for the same period of fiscal year 2005.

Call Notice

Handleman Company will host a conference call to discuss the first quarter of fiscal year 2006 financial and operating results on Wednesday, August 24, 2005 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, August 26, 2005 at midnight by calling 800-642-1687 (PIN Number 8632167).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	July 30, 2005 (13 Weeks)	July 31, 2004 (13 Weeks)
Revenues	$240,402	$232,059
Costs and expenses
Direct product costs	199,722	188,869
Selling, general and administrative expenses	47,429	42,801

Operating income (loss)	(6,749)	389
Investment income, net	1,037	796

Income (loss) before income taxes	(5,712)	1,185
Income tax (expense) benefit	2,064	(260)

Net income (loss)	$(3,648)	$925

Weighted average number of shares outstanding
- basic	21,452	23,384

- diluted	21,668	23,428

Net income (loss) per share
- basic	$(.17)	$.04

- diluted	$(.17)	$.04

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	July 30, 2005	July 31, 2004
Assets
Cash and cash equivalents	$22,756	$96,180
Accounts receivable, less allowances of $10,608 at July 30, 2005 and $9,834 at July 31, 2004	205,995	174,420
Merchandise inventories	139,663	127,607
Other current assets	12,458	12,634

Total current assets	380,872	410,841
Property and equipment, net of depreciation and amortization	58,317	61,676
Other assets, net	40,845	23,938

Total assets	$480,034	$496,455

Liabilities
Notes payable	$1,250	$—
Accounts payable	156,177	153,690
Other current liabilities	24,938	28,821

Total current liabilities	182,365	182,511
Other liabilities	12,013	8,887
Shareholders’ equity	285,656	305,057

Total liabilities and shareholders’ equity	$480,034	$496,455

ADDITIONAL INFORMATION (amounts in thousands)

	Three Months Ended
	July 30, 2005 (13 Weeks)	July 31, 2004 (13 Weeks)
Net income (loss)	$(3,648)	$925
Investment income, net	(1,037)	(796)
Income tax expense (benefit)	(2,064)	260
Depreciation/amortization expense	4,375	4,093

Adjusted EBITDA*	$(2,374)	$4,482

Additions to property and equipment	$2,913	$4,661

*	Adjusted EBITDA is computed as net income (loss) less net investment income, plus/less income tax expense/benefit and depreciation/amortization expense.